Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations
(925) 946-9432

FOR IMMEDIATE RELEASE

February 3, 2005

POWER-ONE ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND
FISCAL YEAR ENDED DECEMBER 31, 2004

•	Q4’04 net sales of $71.9 million, up 7% vs. Q4’03 net sales of $67.0 million

•	FY 2004 net sales of $280.3 million, up 9% vs. FY 2003 net sales of $256.3 million

•	Q4’04 net loss of $0.11 per share vs. Q4’03 net loss of $0.12 per share

•	2004 net loss of $0.25 per share vs 2003 net loss of $0.22

•	Q1’05 restructuring charge of approximately $20-$25 million expected for realignment of telecom power systems business, other cost reductions and impairment charges. Expected cost savings of approximately $25 million annually

•	maXyz™ Z-One Digital IBA™ architecture design activity accelerates

     Camarillo, CA, February 3, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the fourth fiscal quarter ended December 31, 2004 increased 7% to $71.9 million compared with $67.0 million for the fourth quarter of 2003. For the fiscal year ended December 31, 2004, net sales were $280.3 million, an improvement of nearly $24 million, or 9%, over net sales of $256.3 million in 2003.

     Net loss for the fourth fiscal quarter ended December 31, 2004 was $9.1 million, or $0.11 per share, compared with a net loss of $10.4 million, or $0.12 per share, for the same quarter in 2003. The net loss during the fourth quarter of 2003 included certain asset impairment and restructuring charges of $8.9 million, or approximately $0.11 per share, partially offset by the favorable resolution of a tax contingency of $2.3 million, or approximately $0.03 per share.

     For the 2004 fiscal year, net loss was $21.2 million, or $0.25 per share, compared with a net loss of $18.2 million, or $0.22 per share, in the 2003 fiscal year. The 2003 fiscal year included the aforementioned asset impairment, restructuring charge and tax benefit.

     Net new orders in the fourth quarter of 2004 were $63.4 million, an 8% increase compared with $58.7 million in the third quarter of 2004, and down compared with $71.4 million in the fourth quarter of 2003. The book-to-bill ratio was 0.88 for the fourth quarter of 2004, compared with 0.87 for the third quarter of 2004. The Company’s 180-day backlog at the end of the fourth quarter was $38.0 million, a 9% decrease compared with $41.8 million at the end of the third quarter of 2004; 90-day backlog was $33.9 million, a decrease of 7% compared with $36.5 million at the end of the third quarter. Overall turns business was approximately 50% during the fourth quarter of 2004 compared with approximately 40% in the third quarter of 2004.

     “While our top-line revenue was very strong in the quarter, our gross margin and bottom line results were disappointing primarily due to product mix, write-downs for excess and obsolete inventory, and other unexpected costs associated with our telecom power systems product line,” said Steve Goldman, Chief Executive Officer of Power-One. “However, we are tackling the issues facing our telecom power systems business head-on, as the market for telecom power systems has become increasingly competitive. After evaluating all of our strategic options, we have announced an aggressive restructuring plan that will include absorbing the telecom power system product lines into our existing embedded products infrastructure. This is expected to increase economies of scale for these products and eliminate significant overhead and SG&A expenses as we scale back our presence in high-cost countries. The resulting lower cost structure will allow us to compete even more effectively in this market and shorten our time-to-profitability. We are also planning significant cost-saving moves in other areas of the company.”

     Mr. Goldman continued, “In addition to realigning our traditional businesses to quicken the pace to profitability, our new products also play a key component in our long-term strategy. I am pleased to announce that design activity for our new Z-One digital power management architecture is strengthening, as we now have over ten active design wins proceeding throughout the world. Some of the applications for these design wins include wireless platforms, networking, telecom, semiconductor automatic test equipment and commercial aviation. We also expanded the Z-One product portfolio to include 7amp and 20amp point-of-load converters and 8 node and 32 node digital power managers. This expansion provides a cost effective, digital, edge-to-edge solution for almost any board-level power challenge.”

     Mr. Goldman concluded, “Despite the near-term operational challenges, 2005 should be a year of positive change for Power-One. Not only are we restructuring our traditional business to remain competitive in the current environment, we’re also continuing our significant investment in a next-generation technology that we expect will revolutionize our industry.”

Future Outlook

     For the first quarter of 2005, the Company anticipates that sales will be in the range of $65 million, plus or minus 5%, and that net loss will be in the range of $0.10 to $0.12 per share. The forecast includes the Company’s continued expenditures for developing and marketing next-generation silicon technology.

     This forecast excludes any restructuring and impairment charges, estimated to be in the range of $20 to $25 million.

     The expected restructuring charge results from a plan to significantly downsize the Company’s telecom systems operations in Norway, as certain functions will move to other existing Power-One facilities in low-cost locations, and to reduce operations and overhead in other locations. The Company expects that the restructuring plan will be fully executed within the next six months. Once fully implemented, the Company expects to save approximately $25 million per year in overhead and SG&A costs with the goal of becoming profitable at a quarterly sales level of approximately $68 million.

Earnings Conference Call

     Power-One will be holding a conference call with investors and analysts on Thursday, February 3, 2005 at 8:00 a.m. PT. The call will be available over the Internet through the Company’s investor relations website at www.power-one.com. To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

     Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications. Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

     For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

     This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within the communications industry, market acceptance of the Company’s new products, ability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, ability to successfully implement the restructuring plan and realize expected savings in the amounts, cost categories and/or timeframe projected, and increased R&D expenditures above previous levels. See “Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###

POWER-ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
NET SALES	$71,872	$67,019	$280,279	$256,334
COST OF GOODS SOLD	51,581	42,396	182,375	161,668

GROSS PROFIT	20,291	24,623	97,904	94,666

EXPENSES:
Selling, general and administrative	18,171	15,898	67,827	62,427
Engineering and quality assurance	11,161	10,877	42,195	40,780
Amortization of intangible assets	986	960	3,913	3,622
Restructuring costs	249	3,128	1,080	3,128
Asset impairment	—	—	1,991	—

Total expenses	30,567	30,863	117,006	109,957

LOSS FROM OPERATIONS	(10,276)	(6,240)	(19,102)	(15,291)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	504	302	1,792	1,644
Interest expense	(92)	(277)	(615)	(1,042)
Other income (expense), net	440	(6,479)	(165)	(4,484)

Total interest and other income (expense)	852	(6,454)	1,012	(3,882)

LOSS BEFORE INCOME TAXES	(9,424)	(12,694)	(18,090)	(19,173)

PROVISION (BENEFIT) FOR INCOME TAXES	(338)	(2,325)	3,100	(969)

NET LOSS	$(9,086)	$(10,369)	$(21,190)	$(18,204)

BASIC AND DILUTED LOSS PER SHARE	$(0.11)	$(0.12)	$(0.25)	$(0.22)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(1)	84,038	83,126	83,757	82,539

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$35,504	$99,507
Investments	9,405	—
Accounts receivable:
Trade (net of allowance)	56,397	55,823
Other	4,837	11,315
Inventories	54,311	51,215
Property held for sale	—	1,456
Prepaid expenses and other current assets	4,122	4,859

Total current assets	164,576	224,175

INVESTMENTS, HELD TO MATURITY	42,304	—
PROPERTY & EQUIPMENT, net	57,707	62,704
INTANGIBLE ASSETS, net	58,082	57,276
OTHER ASSETS	4,384	5,722

TOTAL ASSETS	$327,053	$349,877

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$—	$1,993
Current portion of long-term debt	—	9,185
Accounts payable	29,583	35,430
Restructuring reserve	2,288	5,660
Deferred income taxes	2,772	2,499
Other accrued expenses and current liabilities	20,741	17,861

Total current liabilities	55,384	72,628

OTHER LIABILITIES	1,632	1,930

STOCKHOLDERS’ EQUITY:
Common stock	84	83
Additional paid-in capital	602,737	595,449
Deferred compensation	(44)	(662)
Accumulated other comprehensive income	32,048	24,047
Accumulated deficit	(364,788)	(343,598)

Total stockholders’ equity	270,037	275,319

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$327,053	$349,877

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Orders	$63,366	$71,364	$270,344	$257,181

Sales	$71,872	$67,019	$280,279	$256,334

Operating Loss	$(10,276)	$(6,240)	$(19,102)	$(15,291)

Net Loss	$(9,086)	$(10,369)	$(21,190)	$(18,204)

Basic and Diluted Loss Per Share(1)	$(0.11)	$(0.12)	$(0.25)	$(0.22)

Basic and Diluted Weighted Average Shares Outstanding (1)	84,038	83,126	83,757	82,539

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.